Exhibit 10.1

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) is made and entered into as of January 6, 2026, by and between SS INNOVATIONS INTERNATIONAL, INC., a Florida corporation, (the “Company”) and MILAN RAO, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to secure the services of the Executive, and the Executive desires to furnish such services to the Company. on and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive, due to the nature of the Executive’s duties, will be provided with access to the Company’s trade secrets and other confidential information and the Company desires to maintain the confidentiality of the same.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference.

2. Position and Duties.

(a) The Executive shall serve as Global Chief Operating Officer (“Global COO”) and Chief Financial Officer (“CFO”) of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”) and the board of directors (the “Board”). The Executive shall perform those services customary to the offices of Global COO and CFO, and such other lawful duties that may be reasonably assigned to him from time to time by the CEO and/or the Board, provided those duties are consistent with the Executive’s positions and authority. For the avoidance of doubt, services shall be performed by Strat Plus Consulting LLC, with Milan Rao acting in his capacity as the Company’s Global Chief Operating Officer and Chief Financial Officer, and nothing herein shall be construed to limit the Company’s designation of Mr. Rao as an executive officer of the Company during the Term (as hereinafter defined).

(b) The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company, provided, however, that the foregoing shall not be construed to prohibit the Executive from engaging in activities relating to serving on civic, charitable, or not-for-profit boards or committees, or from managing his personal passive investments, provided that such activities do not materially interfere or conflict with the performance by the Executive of the Executive’s duties and responsibilities hereunder. At all times, the Executive shall perform and discharge faithfully, diligently, and in a professional manner, the Executive’s duties, and responsibilities hereunder. Notwithstanding the foregoing, the Executive may complete any existing professional commitments existing as of the Effective Date, provided that such activities do not create a conflict of interest and do not materially interfere with the Executive’s ability to perform his duties hereunder.

3. Term. The Company shall continue to engage the Executive and the Executive shall continue to serve the Company, on and subject to, the terms and conditions set forth herein, for the period commencing on January 16, 2026 (the “Effective Date”), and expiring on January 15, 2027, unless this Agreement is sooner terminated as set forth herein (the “Term”).

4. Place of Services. The Company and the Executive agree that the Executive will predominantly perform his duties remotely from Princeton Junction, NJ, USA, with travel to the Company’s headquarters in Gurugram, Haryana, India, such other business locations established by the Company within the United States, or such other locations, all as reasonably requested by the Company or required by his position.

5. Compensation and Related Matters.

(a) Base Compensation. The Executive’s monthly base compensation shall be forty-one thousand six hundred sixty-seven dollars ($41,667) (together with any subsequent increases thereto, the “Base Compensation”), payable semi-monthly on the 15th and 30th (or the last working day) day of each calendar month. The Base Compensation may be increased by the Board or its compensation committee (the “Committee”) from time to time during the Term, in their sole discretion. The Base Compensation shall be paid to the Executive’s consulting firm, Strat Plus Consulting, LLC on a 1099 basis. The Executive will be responsible for payment of all required federal, state, and local withholding, payroll and insurance taxes and shall indemnify and hold the Company harmless from and against any liability resulting from non-payment of any of the foregoing by the Executive.

(b) Equity Incentive.

(i) On the Effective Date and on each anniversary of the Effective Date on which this Agreement is still in effect, the Company shall award to the Executive a stock grant under the Company’s 2016 Incentive Stock Plan (the “Plan”) in the amount of 120,000 shares of the Company’s common stock (the “Stock Grant”) The Stock Grant will vest in equal monthly installments of 10,000 shares commencing on the Effective Date, subject to continued engagement of the Executive by the Company and the other terms and conditions of the Plan. Notwithstanding the foregoing, in the event a “Change in Control” occurs and the Executive is still engaged by the Company to render services at such time, the Executive will be entitled to receive the greater of the vested portion of the Stock Grant or 60,000 vested shares under the Stock Grant, less any portion of the Stock Grant previously vested.

(ii) For purposes of this Agreement, a “Change in Control” means (A) a sale of all or substantially all of the Company’s assets; (B) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or (C) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company

(c) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable pre-approved business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives. Notwithstanding the foregoing, the Executive acknowledges and agrees that airfare for flights of less than six (6) hours duration or less shall be in premium economy class (or economy class if not available) and airfare for flights of six (6) hours duration or more shall be in business or domestic first class.

(d) Directors’ and Officers’ Liability Insurance. During the Term, the Company shall use commercially reasonable efforts to maintain in effect Directors’ and Officers’ Liability Insurance in an amount determined by the Board, which shall contain customary coverage for the Executive on terms no less favorable than those applicable to other executive officers. The Company and the Executive shall also enter into a separate customary officer indemnification agreement.

6. Termination. The Executive’s engagement may be terminated and this Agreement terminated under the following circumstances:

(a) Death. The Executive’s engagement hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s engagement if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of sixty (60) consecutive calendar days or ninety (90) days within any rolling twelve (12) month period because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by an independent physician selected by the Company.

(c) Termination by Company for Cause. The Company may terminate the Executive’s engagement for “Cause.” For purposes of this Agreement, “Cause” means the Executive’s (i) commission of an act of fraud against the Company, misappropriation of Company assets, embezzlement, theft, or the conviction of a crime involving drug abuse, violence, dishonesty, theft or moral turpitude; (ii) material breach of this Agreement; (iii) continuing and material failure to comply with the policies and/or directives of the Company; or (iv) failure to substantially perform the material duties Executive is required to perform under this Agreement or to or to follow any specific lawful instructions of the Board (other than as a result of partial or total incapacity due to physical or mental illness) which misconduct, breach or failure is not cured to the satisfaction of the Board or is not capable of being cured within ten (10) days following the Company’s written notice to the Executive describing in reasonable detail the misconduct, breach or failure and the requirements to the misconduct, breach or failure, if capable of being cured.

(d) Termination by the Company Without Cause or Voluntarily by the Executive. The Executive’s engagement may be terminated by the Company at any time for any reason, except death, disability, or Cause, upon thirty (30) days’ prior written notice to the Executive (a termination “Without Cause”) or voluntarily by the Executive, upon thirty (30) days’ prior written notice to the Company.

(e) Termination by the Company due to Non-renewal. A termination of the Executive’s engagement by the Company due to the Company’s non-renewal of this Agreement pursuant to Section 3, will not be deemed to be a termination for purposes of this Section 6.

(f) Termination Date. The “Termination Date” means (i) if the Executive’s engagement is terminated by his death under Section 6(a), the date of his death; (ii) if the Executive’s engagement is terminated on account of his Disability under Section 6(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s engagement for Cause under Section 6(c), the date on which the Company provides the Executive a written termination notice; (iv) if the Executive’s engagement is terminated under Section 6(d), the date on which the Company provides the Executive a written termination notice or the Executive provides the Company with a written notice of voluntary resignation, as the case may be.

(g) Deemed Resignation. Immediately upon the termination of the Executive’s engagement with the Company for any reason, the Executive will be deemed to have resigned from all positions as an officer or director of the Company and its affiliates, along with any other positions he may hold with or for the benefit of the Company and/or its affiliates. In furtherance of the preceding sentence, the Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but the Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

7. Compensation Upon Termination. If the Executive’s engagement with the Company is terminated pursuant to Section 6, the Company shall pay or provide to the Executive or his estate or legal representative as the case may (i) any unpaid Base Compensation as of the Termination Date; (ii) unpaid expense reimbursements as of the Termination Date; and (iii) any vested benefits the Executive may be entitled to under any employee benefit plan of the Company (collectively, the “Accrued Obligations”), on or before the time required by law but in no event more than thirty (30) days after the Termination Date. In the event, and only in the event, this Agreement is terminated by the Company Without Cause pursuant to Section 6(d) prior to the six month anniversary of the Effective Date, then in addition to the foregoing, (i) the Company shall pay to the Executive his Base Compensation pursuant to Section 5(a) through the six month anniversary of the Effective Date; (ii) any unvested installment of the Stock Grant which would vest on or before the six month anniversary of the Effective Date shall vest in full as of the Termination Date; and any other unvested portion of the Executive’s Stock Grant shall terminate as of the Termination Date.

8. Section 409A.

(a) This Agreement is intended to comply with Section 409A (“Section 409(a)”) of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided, or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any of the payments or benefits provided for in Section 7 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A, the following interpretations apply to Section 7. Any termination of the Executive’s engagement triggering payment of benefits under Section 7 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s engagement does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s engagement terminates), any benefits payable under Section 7 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(b) shall not cause any forfeiture of benefits on the Executive’s part but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 7 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective; and (ii) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective; and (ii) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 7 of this Agreement. It is intended that each installment of the payments and benefits provided under Section 7 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

9. Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of engagement, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b) All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

10. Confidential Information.

(a) As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s engagement by the Company, as well as other information to which the Executive may have access in connection with his engagement. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information which now or in the future comes into the public domain, unless due to breach of the Executive’s duties under this Section 10(a); (ii) information which is disclosed to Executive by others who are not, to Executive’s actual knowledge, under obligation of nondisclosure to the Company; (iii) information which is independently developed by the Executive without breach of the Executive’s duties under this Section 10(a); or (iv) information which is disclosed by the Company to others without obligation of confidentiality.

(b) At all times, both during the Executive’s engagement with the Company and after its termination, the Executive will keep in confidence and trust all Confidential Information, and will not use or disclose for his own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

11. Documents, Records, Etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s engagement will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s engagement for any reason. The Executive will not retain any such material or property or any copies thereof after the termination of his engagement.

12. Non-Competition. During the Term and in the event this Agreement is terminated by the Company or by the Executive pursuant to Section 6, for a period of twelve (12) months from the Termination Date (the “Restricted Period”) the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, prepare to engage, participate, assist or invest in any directly Competing Business (as is defined in Section 13(d)(i) below) anywhere in the United States or any other geographic area in which the Company is actively distributing its products or providing its services as of the Termination Date. Notwithstanding the foregoing, (a) the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; and (b) the Executive may be employed by a large organization which is engaged in a Competing Business as its non-primary business, so long as Executive is not directly involved only with that business unit that competes with the Company’s core robotic surgical systems.

13. No Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive shall use his best efforts to ensure that such business does not take any of the following actions:

(a) persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(b) solicit or service for himself, or for any Person, the business of a Customer, Prospective Customer or Supplier in order to provide goods or services that are directly competitive with the goods and services provided by the Company;

(c) persuade or attempt to persuade any Service Provider to cease providing services to the Company; or

(d) The following definitions are applicable to Sections 12 and 13:

(i) “Competing Business” means the business of developing, manufacturing, marketing, and selling surgical robotic systems and ancillary products.

(ii) “Customer” means any Person that purchased goods or services from the Company at any time within two (2) years prior to the date of the solicitation prohibited by Sections 13(a) or (b).

(iii) “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within six (6) months prior to the date of the solicitation prohibited by Sections 13(a) or (b).

(iv) “Service Provider” means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Sections 13(a) or (b) an employee or independent contractor of the Company or the Company.

(v) “Supplier” means any Person that sold goods or services to the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Sections 13(a) or (b).

(vi) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

14. Intellectual Property.

(a) All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which are conceived by the Executive or developed by the Executive in the course of his engagement by the Company, whether prior to or during the Term, whether conceived alone or with others and whether or not conceived or developed during regular business hours, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.

(b) To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his engagement by the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify his, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, and right of privacy, contract, tort, or other legal theory.

(c) The Executive will promptly inform the Company of any Creations. The Executive will also allow the Company to inspect any Creations he conceives or develops within one (1) year after the termination of his engagement for any reason to determine if they are based on Confidential Information. The Executive shall (whether during his engagement or after the termination of his engagement) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in his name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his engagement for any reason. The Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 14(c).

15. Acknowledgement. The Executive understands that the restrictions set forth in Sections 10, 11, 12, 13 and 14 of this Agreement are intended to protect the Company’s interest in its Confidential Information, goodwill and established employee and customer relationships and agrees that such restrictions are reasonable and appropriate for this purpose.

16. Representations and Covenants of the Executive

(a) The Executive represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by the Executive in confidence or in trust prior to the Executive’s engagement by the Company. The Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b) The Executive understands as part of the consideration for this Agreement and for the Executive’s engagement by the Company, that the Executive has not brought and will not bring with the Executive to the Company, or use in the performance of the Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c) The Executive understands that, during his engagement by the Company, he is not to breach any obligation of confidentiality that the Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

(d) The Executive shall not be responsible for, nor deemed to have certified, any financial statements, disclosures, or filings for periods prior to the Effective Date, provided, however, that the Executive acknowledges and agrees that as the Company’s CFO, he will be required to (i) sign in such capacity any amendment to the Company’s DRS Form S-1 Registration Statement; and (ii) sign in such capacity and provide required certifications to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and any amendments thereto.

17. Survival. The provisions of Sections 9, 10, 11, 12, 13, 14, 15, 16, 18, 23 and 25 of this Agreement shall survive its expiration or termination.

18. Disputes.

(a) The parties agree to resolve any dispute arising under or relating to the interpretation or enforcement of this Agreement, the Executive’s engagement or the termination of the Executive’s engagement in a state or federal court of competent subject matter jurisdiction in Miami-Dade or Broward Counties, Florida, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, the Executive and the Company each (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 23 of this Agreement; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(b) Notwithstanding anything else provided in this Agreement, the Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of Sections, 10, 11, 12, 13 and/or 14 of this Agreement. Accordingly, if the Executive breaches or proposes to breach, any term of Sections 10, 11, 12, 13 and/or 14 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or providing any actual damage to the Company from any court having competent jurisdiction over the Executive.

(c) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(d) The prevailing party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing party in connection with any action filed under this Section 18.

19. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

20. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. In the event of the Executive’s death after his termination his engagement but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

21. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

23. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service , to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Financial Officer. Notices shall be effective on receipt.

24. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

25. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida for contracts to be performed in that state and without giving effect to the conflict of laws principles of Florida or any other state.

26. “Company” Defined. As used in this Agreement, the term the “Company” shall mean the Company, its direct and indirect subsidiaries, and divisions.

27. Counterparts. This Agreement may he executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

SS INNOVATIONS INTERNATIONAL, INC.

By:	/s/ Sudhir Prem Srivastava
Sudhir Prem Srivastava
Chairman and Chief Executive Officer

THE EXECUTIVE:

/s/ Milan Rao
Milan Rao
(STRAT PLUS CONSULTING, LLC)